Ex 10.1


                               FACILITY AGREEMENT



                               Dated June 26, 1997



                                     Between



                                 GenRad Limited



                                       and



                         BankBoston, N.A. London Branch







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TABLE OF CONTENTS
-----------------
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Clause                                                                                               Page
------                                                                                               ----

1.           INTERPRETATION

             1.1             Terms Defined                                                           1
             1.2             Rules of Interpretation                                                 5
             1.3             Purposes                                                                6

2.           THE FACILITY                                                                            6

3.           INTEREST PAYABLE ON THE ADVANCES

             3.1             Determination of Interest Periods6
             3.2             Rate of Interest                                                        6
             3.3             Time for Payment                                                        6
             3.4             Default Interest                                                        6

4.           CERTAIN LENDING PROVISION

             4.1             Determination of Interest Rate                                          7
             4.2             Alternative Interest Rate                                               7
             4.3             Repayments and Prepayments of                                           7
                             the Advances, etc.
             4.4             Closing Fee                                                             8
             4.5             Payments and Computations                                               8
             4.6             Payments to be Free of                                                  9
                             Deductions
             4.7             Additional Costs, Changes in                                            10
                             Circumstances, etc.
             4.8             Illegality                                                              11
             4.9             Indemnification                                                         11

5.           CONDITIONS PRECEDENT; SECURITY

             5.1             Documentary Conditions Precedent                                        12
             5.2             Further Conditions Precedent                                            12
             5.3             Security; Guarantee                                                     12

6.           REPRESENTATIONS AND WARRANTIES

             6.1             Due Incorporation                                                       12
             6.2             Capacity                                                                13
             6.3             Authority and Enforceability                                            13
             6.4             Compliance with Other Instruments                                       13
             6.5             Financial Statements; Solvency                                          13
             6.6             Material Adverse Events                                                 14
             6.7             Litigation, etc.                                                        14
             6.8             Title                                                                   14
             6.9             Franchises, Patents, Copyrights, etc.                                   14


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                                       ii


             6.10            Indebtedness                                                            14
             6.11            Absence of Undisclosed Liabilities                                      14
             6.12            Taxes                                                                   15
             6.13            Insurance                                                               15
             6.14            Activities in Compliance with Other                                     15
                             Instruments and Laws
             6.15            Subsidiaries                                                            15
             6.16            No Unmatured Events of Default                                          16
                             or Events of Default
             6.17            Collateral                                                              16
             6.18            Governmental Approvals                                                  16
             6.19            Disclosure                                                              16

7.           CERTAIN AFFIRMATIVE COVENANTS

             7.1             Financial Statements, Reports                                           16
                             and Inspection
             7.2             Insurance                                                               17
             7.3             Inspection of Properties and Books                                      17
             7.4             Compliance with Laws, Contracts,                                        17
                             Licenses, and Permits
             7.5             Notice of Default, etc.                                                 17
             7.6             Maintenance of Existence, Licenses                                      18
                             and Properties
             7.7             Expenses                                                                18
             7.8             Financial Records                                                       18
             7.9             Taxes                                                                   18
             7.10            Conduct of Business                                                     19
             7.11            Use of Proceeds                                                         19
             7.12            Delivery of Landlord's Lien Waiver                                      19
             7.13            Further Assurances                                                      19

8.           CERTAIN NEGATIVE COVENANTS

             8.1             Encumbrances                                                            19
             8.2             Distributions                                                           20
             8.3             Transactions with Affiliates                                            20
             8.4             Sale of Assets                                                          20
             8.5             Acquisition or Merger                                                   20
             8.6             Indebtedness                                                            20
             8.7             Subsidiaries; Limitation on Issuance                                    21
                             of Share Capital
             8.8             Change in Terms and Payment                                             21
                             of Indebtedness
             8.9             Investments                                                             21

9.           EVENTS OF DEFAULT; ACCELERATION

             9.1             Events of Default                                                       22
             9.2             Remedies Not Exclusive                                                  24


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                                      iii


10.          SETOFF                                                                                  24

11.          MISCELLANEOUS

             11.1            Consents, Amendments, Waivers, etc.                                     24
             11.2            Assignment and Novation                                                 25
             11.3            Notices                                                                 25
             11.4            Governing Law; Place of Jurisdiction                                    26
             11.5            Severability                                                            26
             11.6            Counterparts                                                            26
             11.7            Entire Agreement                                                        26

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                                       iv


LIST OF SCHEDULES
-----------------

The First Schedule                         Calculation of Additional Cost

The Second Schedule                        Documentary Conditions Precedent
                                           To The Advance

The Third Schedule                         Subsidiaries

The Fourth Schedule                        Presently Existing Encumbrances

The Fifth Schedule                         Presently Existing Indebtedness

The Sixth Schedule                         Disclosure Letter


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THIS FACILITY AGREEMENT is made the 26th day of June, 1997.

BY AND AMONG

(1) GENRAD LIMITED, a limited liability company incorporated in England and Wales (registered number 790061 whose registered office is at Orion Business Park, Bird Hall Lane, Stockport, Cheshire SK3 0XG (the "Borrower"); and

(2) BANKBOSTON, N.A., LONDON BRANCH, a national banking association organized under the laws of the United States of America acting through its London Branch at 39 Victoria Street, London SW1H OED (the "Bank");

         NOW IT IS HEREBY AGREED:


Clause 1.  INTERPRETATION.
           ---------------

         1.1 Terms Defined. In this Agreement, the following terms shall have the respective meanings set forth below:

         "Additional Cost" shall mean in relation to any period, a percentage calculated for such period at an annual rate determined by the application of the formula set out in The First Schedule hereto.

         "Advance" shall mean the advance under the Facility made or to be made to the Borrower pursuant to Clause 2 hereof.

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any member of the Affiliate Group (or other specified Person).

         "Affiliate Group" shall mean, collectively, the Borrower, Holdings, the Parent, and each of their respective Subsidiaries.

         "Applicable Margin" shall mean, in relation to interest payable on the Advance, 1.25% per annum.

         "Audited Financials" shall have the meaning assigned to such term in Clause 6.5.

         "Bank" shall have the meaning assigned to such term in the recitals hereto.

         "Borrowing Date" shall mean in relation to the Advance, the day on which the Advance is made to the Borrower.


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                                      -2-


         "Business Day" shall mean a day (other than a Saturday or a Sunday) on which banks are open for business in London, England.

         "Disclosure Letter" shall mean the disclosure letter to be submitted by the Borrower to the Bank on the date hereof in the form set out in The Sixth Schedule to this Agreement.

         "Distribution" shall mean (a) the declaration or payment of any dividend on or in respect of any Shares of any class of any Person, other than dividends payable solely in Shares of such Person, or (b) the purchase, redemption or other retirement of any Shares of any class of any Person, directly or indirectly through a Subsidiary or otherwise, or (c) the return of capital by any Person to its shareholders as such, or (d) any other distribution on or in respect of any Shares of any class of any Person.

         "Encumbrances" shall mean any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person.

         "Event of Default" shall mean any of the events described in Clauses 9.1(a) through (m) (inclusive) hereof.

         "Facility" shall mean the Sterling term loan facility of up to (pound)7,250,000 referred to in Clause 2.

         "GAAP" shall mean generally accepted accounting principles in the United Kingdom, applied on a consistent basis.

         "Hazardous Substances" shall mean that term as defined in Clause 6.14 hereof.

         "Holdings" shall mean GenRad Holdings Limited (Registered No. 1761564), a limited liability company incorporated in England and Wales and the legal and beneficial owner of all of the issued share capital of the Borrower.

         "Indebtedness" shall mean, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) all obligations of such Person for reimbursement (whether contingent or liquidated) of amounts drawn under letters of credit, performance bonds or guarantees issued for the account of such Person, (e) all obligations of such Person as lessee under equipment finance leases, (f) all obligations secured by any mortgage, charge, lien, security interest or other encumbrance, to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (g) all Indebtedness of others guaranteed by such Person.


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                                      -3-


         "Interest Payment Date" shall mean any date on which a payment of interest is due on the Advance pursuant to the terms hereof.

         "Interest Period" shall mean with respect to the Advance (i) initially, as specified by the Borrower in writing, the period commencing on the Borrowing Date of the Advance and expiring 1, 3 or 6 months thereafter (or as may be otherwise agreed by the Bank), and (ii) thereafter as specified by the Borrower in a written notice furnished to the Bank no later than 11:00 a.m. (London time) one (1) Business Day prior to the Rate-fixing Day with respect to the Advance, any successive periods of 1, 3 or 6 months (or as may be otherwise agreed by the Bank), commencing on the same day on which the immediately preceding Interest Period with respect to the Advance shall have expired. If the Borrower does not elect otherwise, each Interest Period with respect to an Advance shall be three
(3) months (or such shorter period as will result in the Interest Period not extending beyond the Termination Date). The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Bank in accordance with generally accepted practice and notified to the Borrower on the Rate-fixing Day therefor. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end and the next Interest Period shall commence on the next succeeding day which is a Business Day. Any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

         "Interim Financials" shall have the meaning assigned to such term in Clause 6.5.

         "LIBOR" shall mean, at the time any determination thereof is to be made for any Interest Period, the rate at which the Bank, in accordance with its normal practice, is able to obtain like deposits in Sterling in the London interbank offered market for a period comparable in length to such Interest Period.

         "Loan Documents" shall mean, collectively, this Agreement, the Security Documents, the Parent Loan Agreement and any other documents or instruments delivered or to be delivered by any member of the Affiliate Group pursuant hereto or thereto.

         "Material Adverse Change" shall have the meaning assigned to such term in Clause 6.6.

         "Obligations" shall mean all Indebtedness, obligations and liabilities to the Bank existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise of the Borrower and its Subsidiaries arising or incurred under this Agreement or the other Loan Documents or in respect of the Advance hereunder or pursuant to any instruments at any time evidencing any of the foregoing.

         "Outstanding Amount" shall mean in relation to the Advance at any time, the principal amount of the Advance outstanding at that time.


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                                      -4-


         "Parent" shall mean GenRad, Inc., a Massachusetts, U.S.A. corporation, and the legal and beneficial owner of all of the issued share capital of Holdings.

         "Parent Guarantee" shall mean that term as defined in Clause 5.3 hereof.

         "Parent Loan Agreement" shall mean the Amended and Restated Revolving Credit Agreement, dated as of 6 May, 1997 by and among the Parent, the Borrower, GenRad Europe Limited, a limited liability company incorporated in England and Wales, the financial institutions party thereto from time to time and BankBoston, N.A. as agent for such financial institutions, as the same may be amended, modified, supplemented or restated and in effect from time to time.

         "Person" shall mean any natural person, corporation, limited liability company, partnership, limited liability partnership, firm, association, government, governmental agency or any other juridical entity, whether acting in an individual, fiduciary or other capacity.

         "Qualifying Bank" shall mean a bank for the purposes of section 349 of the Income and Corporations Taxes Act 1988 (or any statutory amendment, modification or re-enactment thereof), which is within the charge to the United Kingdom corporation tax as respects any interest payable or paid to it under this Agreement.

         "Rate-fixing Day" shall mean in relation to the Advance, the Business Day on which any Interest Period relating to the Advance begins.

         "Restricted Payment" shall mean any payment to any Affiliate of the Borrower or any of its Subsidiaries in respect of any indebtedness or other obligation of the Borrower or any of its Subsidiaries to such Person.

         "Security Documents" shall mean all documents executed or to be executed for the purpose of giving to the Bank security or any other form of support in connection with any of the Obligations, including, without limitation, the Parent Guarantee, and those security documents listed in The Second Schedule hereto.

         "Shares" shall mean any type of shares or other units of equity capital of any kind, whether or not such units are certificated.

         "Sterling" and "(pound)" shall mean the lawful currency for the time being of the United Kingdom.

         "Sterling Equivalent" shall mean, on any particular date, with respect to any amount denominated in Sterling, such amount of Sterling, and with respect to any amount denominated in a currency other than Sterling (the "Second Currency"), the amount of Sterling which could be purchased by the Bank (in accordance with its usual practice) with that amount of the Second Currency at the spot rate of exchange in the London Foreign Exchange Market at or about 11:00 a.m. (London time) on such date for the purchase of Sterling with the Second Currency.


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                                      -5-


         "Subsidiary" shall mean (a) when used to determine the relationship of one Person which is a company incorporated in England to another Person, that term as defined by Clause 736 of the Companies Act 1985 (as amended by Clause 144 of the Companies Act 1989), and (b) when used to determine the relationship of one Person which is not a company incorporated in England to another Person, that other Person of which the first Person shall own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the Shares or similar interests, of any class or classes (however designated), the holders of which are entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of such other Person, whether or not the right so to vote exists by reason of the happening of a contingency.

         "Taxes" or "Tax" shall mean taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof on the Bank, as the case may be, other than any such charges or tax on or measured by the overall net income, net worth or shareholders' capital of such Person.
         "Termination Date" shall mean 26 June 2002.

         "Unmatured Event of Default" shall mean an event, act or occurrence which with the giving of notice or the lapse of time, or with both thereof, would become an Event of Default.

         1.2      Rules of Interpretation.

         (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

         (b) The singular includes the plural and the plural includes the singular.

         (c) A reference to any law includes any amendment or modification to such law.

         (d) A reference to any Person includes its permitted successors and permitted assigns.

         (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

         (f) The words "include", "includes" and "including" are not limiting.

         (g) Reference to "this Agreement" and the "Agreement" refers to this Facility Agreement and reference to a particular Clause or subclause refers to that clause or subclause of this Agreement unless otherwise indicated.

         (h) The words "herein", "hereof', "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

         (i) Clause headings are inserted for convenience only and have no legal effect.

         (j) References to clauses, schedules and exhibits are to be construed as references to the clauses of, schedules to and exhibits to this Agreement, and references to this Agreement include its schedules and exhibits.

         1.3 Purposes. This Agreement sets out the terms and conditions upon and subject to which the Bank will make available to the Borrower a loan of up to (pound)7,250,000 to be used for the purpose of repaying Indebtedness owed to the Parent and other members of the Affiliate Group, the entire proceeds of which repayment (without deduction) will be used to purchase furniture and fixtures for the Parent's leased office space in Westford, Massachusetts.


Clause 2.  THE FACILITY.
           -------------

         The Bank, relying upon each of the representations and warranties in Clause 6, and subject to the terms and conditions set forth in this Agreement, agrees to lend the Borrower on the Borrowing Date, in one Advance, the Facility in the principal sum of (pound)7,250,000.


Clause 3.  INTEREST PAYABLE ON THE ADVANCE.
           --------------------------------

         3.1 Determination of Interest Periods. The Borrower shall furnish to the Bank not later than 11:00 a.m. (London time) one (1) Business Day prior to the Borrowing Date a written notice specifying the initial Interest Period with respect to the Advance. No later than 11:00 a.m. (London time) one (1) Business Day prior to the Rate-fixing Day for any succeeding Interest Period with respect to the Advance the Borrower shall notify the Bank in writing of the Borrower's determination of the duration of such succeeding Interest Period.

         3.2 Rate of Interest. The rate of interest which shall be payable by the Borrower on the unpaid principal amount of the Advance outstanding and not yet overdue shall be the annual percentage rate of interest determined by the Bank to be the sum of (i) the LIBOR applicable to the Advance, plus (ii) the Applicable Margin, plus (iii) the Additional Cost.

         3.3 Time for Payment. The Borrower hereby absolutely and unconditionally promises to pay interest on the unpaid principal amount of the Advance to the Bank in arrears on (i) the last day of each Interest Period, provided that if the duration of any such Interest Period is longer than three
(3) months the Borrower shall pay the accrued interest on the last Business Day of each successive three (3) month period within such Interest Period and on the last day of the Interest Period relating thereto, and (ii) the date the Advance is repaid in full.

         3.4      Default Interest.

                  (a) If the Borrower fails to pay any amount payable by it under this Agreement when due it shall, upon demand by the Bank from time to time, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the "default rate") determined by the Bank to be three percent (3.00%) per annum above the interest rate payable on the overdue amount under Clause 3.2 immediately prior to the due date therefore.

                  (b)  The default rate shall be determined on each Business
         Day.

                  (c) Default interest shall be compounded at the end of each calendar month.


Clause 4. CERTAIN LENDING PROVISIONS.
          ---------------------------

         4.1 Determination of Interest Rate. Each determination of any interest rate by the Bank pursuant to the terms hereof with respect to the Advance shall be conclusive in the absence of manifest error.

         4.2 Alternative Interest Rate. Except as otherwise provided in this Agreement, if the Bank shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR on any Rate-fixing Day, the Bank will so notify the Borrower as soon as practicable on such day, which notice shall be conclusive and binding, and then (a) the Interest Period for the Advance shall be three (3) months (the "Alternative Interest Period") and (b) the Bank shall calculate interest on the principal amount of the Advance by substituting for LIBOR the rate per annum determined by the Bank to be that which fairly expresses as a percentage per annum the cost to the Bank of funding such principal amount, from whatever source the bank may select in good faith, during such Alternative Interest Period, as certified by the Bank to the Borrower.

         4.3      Repayments and Prepayments of the Advances, etc.

                  (a) The Borrower absolutely and unconditionally promises to
         (i) repay the principal sum of the Advance in twenty (20) equal quarterly instalments of (pound)362,500 each, with each such instalment to be paid on the last Business Day of each successive three (3) month period during the term of this Agreement commencing with the first such payment on 26 September 1997 and ending with the last such payment on the Termination Date and (ii) pay to the Bank on the Termination Date the entire unpaid amount of all other Obligations, if any, then outstanding.

                  (b) The Borrower may, pursuant to this subclause (b), by providing three (3) Business Days' prior written notice to the Bank, elect to prepay the principal of the Advance outstanding at any time in full or in part without premium or penalty, except as provided in Clause 4.9 hereof, provided that the amount of any partial prepayment of the unpaid principal of the Advance pursuant to this subclause (b) shall be in an integral multiple of (pound)30,000.

                  (c) Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified. No amount prepaid may be reborrowed and any amount prepaid pursuant to subclause
         (b) shall be applied in


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                                      -8-


         reducing the repayment instalments in subclause (a) in inverse order of their due dates for payment. The Borrower may not prepay the Advance or any part thereof save as expressly provided in this Agreement.

                  (d) The obligation of the Borrower to repay all amounts borrowed by it hereunder, all interest thereon and all other amounts payable by it in respect thereof shall be evidenced by this Agreement, it being the intention of the parties hereto that the Borrower's obligation with respect to any amounts owed by the Borrower hereunder is evidenced only as stated herein and in the other Loan Documents and not by separate promissory notes or other instruments.


         4.4      Closing Fee.

         On the date hereof the Borrower shall pay to the Bank a fee in the sum of (pound)27,187.50.


         4.5      Payments and Computations.

                  (a) Sterling is the currency of account and payment for each and every sum at any time due from the Borrower hereunder; provided that:

                           (i) each payment in respect of costs and expenses
                  shall be made in the currency in which the same were incurred; and

                          (ii) any amount expressed to be payable in a currency
                  other than Sterling shall be paid in that other currency.

                  (b) If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (A) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (B) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

                  (c) On each date on which this Agreement requires an amount to be paid by the Borrower hereunder, the Borrower shall make the same available to the Bank to such account of the Bank as the Bank shall have notified the Borrower in writing.

                  (d) Save as provided in the definition of Interest Period, if any sum would, but for the provisions of this subclause (d), become due and payable hereunder on a day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder.

                  (e) All computations of interest payable hereunder shall be made by the Bank on the basis of the actual number of days elapsed and on a 365-day year.


         4.6      Payments to be Free of Deductions.

                  (a) All payments by the Borrower under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any Taxes, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder, the Borrower will pay to the Bank, on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable the Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower.

                  (b) In the event that the Bank actually receives from any such taxing or other authority any credit, repayment, relief or rebate in respect of any such deduction or withholding for which the Borrower has paid it an additional amount pursuant to Clause 4.6(a) above, the Bank will promptly after the date of such credit, repayment, relief or rebate pay to the Borrower the amount of such credit, repayment, relief or rebate, less the aggregate amount of any costs or expenses which the Bank shall have sustained or incurred in connection with or as a result of the obtaining of such credit, repayment, relief or rebate, but not including the normal expenses incurred by the Bank in filing those tax forms it would otherwise have been required to file without regard to such credit, repayment, relief or rebate and provided that if the Bank has made a payment to the Borrower pursuant to this Clause 4.6 (b) on the basis of any credit, repayment, relief or rebate which is subsequently disallowed, then the Borrower shall repay, immediately upon demand, the amount of such payment. Nothing herein contained shall interfere with the right of the Bank to arrange its tax affairs in whatever manner it thinks fit and, in particular, it shall not be under any obligation to claim relief from tax on its corporate profits or from any similar tax liability, or to claim such relief in priority to any other claims of relief, credits or deductions available to it or to disclose details of its tax affairs.

                  (c) The Bank hereby represents to the Borrower that it is on the date hereof a Qualifying Bank and agrees to advise the Borrower promptly if at any time it ceases to be a Qualifying Bank.

                  (d) If the Bank is not or ceases to be a Qualifying Bank then (save in circumstances where the Bank has ceased to be a Qualifying Bank by reason of any change in law, regulation or double taxation treaty or its application or interpretation, in each case taking effect after the date of this Agreement), the Borrower shall not be liable to pay to the Bank under this Clause 4.6 any amount in respect of taxes levied or imposed by any taxing authority of or in the United Kingdom in excess of the amount the Borrower would have been obliged to pay if the Bank had been, or had not ceased to be, a Qualifying Bank.


         4.7  Additional Costs, Changes in Circumstances, etc.

                  (a) Anything herein to the contrary notwithstanding, if any law which becomes effective or is implemented on or after the date hereof (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Bank to any Tax, charge, fee, deduction or withholding of any nature with respect to this Agreement, the amount of the Advance, or the payment to such Bank of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to the Bank (as reasonably determined by the Bank) of principal or interest or any other amount payable to the Bank hereunder, or (iii) impose or increase or render applicable any special or supplemental deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any eligible liabilities of, or advances by the Bank in respect of the transaction or transactions contemplated herein, or (iv) impose on the Bank any other condition or requirement with respect to this Agreement or the Commitment, and the result of any of the foregoing is (A) to increase the cost to the Bank of making, funding or maintaining all or any part of the Advance, or (B) to reduce the amount of principal, interest or other amount payable to the Bank hereunder, or (C) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case not otherwise provided for in Clause 4.6 or any other Clause hereunder, the Bank will use all reasonable efforts to avoid such circumstances and if those efforts fail the Borrower will pay to the Bank, within thirty (30) days of the date of an invoice (accompanied by calculations of such additional amounts in reasonable detail) issued by the Bank to the Borrower with respect thereto, such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum. Such calculations as to amounts owed by the Borrower referred to in the preceding sentence shall be conclusive and binding upon the Borrower, absent manifest error.

                  (b) If any law which becomes effective or is implemented on or after the date hereof or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction imposes or increases the amount of capital required or expected to be maintained by the Bank, or any corporation controlling the Bank, and the Bank determines that the amount of capital required is increased by or based upon the existence of the credit facilities established hereunder or any Advance made pursuant hereto then the Bank shall notify the Borrower of such fact showing the calculation thereof in reasonable detail. To the extent that the costs of such increased capital requirements are not reflected in the calculation of LIBOR or in commissions or fees payable by the Borrower hereunder (and are not otherwise adjusted by the provisions of Clause 4.6 or any other Clause hereof), the Borrower and the Bank shall thereafter attempt to negotiate in good faith an adjustment within thirty (30) days of the day on which the Borrower receives such notice. If no such adjustment is agreed pursuant thereto within such time, then commencing on the date of such notice (but not earlier than the effective date of any such change), the amounts payable by the Borrower hereunder shall increase by an amount which will, in the reasonable determination of the Bank, provide adequate compensation. The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

         4.8 Illegality. If, at any time, it is or becomes unlawful for the Bank to maintain hereunder or to make or perform any other obligation hereunder in relation to the Advance made, then the Bank will use all reasonable efforts to avoid such illegality (including a change in the applicable lending office) and if those efforts fail deliver the Bank shall deliver to the Borrower a certificate to that effect and:

                  (a) the Bank shall not thereafter be obliged to maintain the Facility hereunder; and

                  (b) if the Bank so requires, the Borrower shall within thirty
         (30) days of demand by the Bank (or such earlier date as may be required by applicable law affecting the Bank) repay to the Bank without premium or penalty (save as provided in Clause 4.9) an amount equal to the outstanding principal sum of the Advance together with accrued interest thereon and all other amounts owing to the Bank hereunder, whereupon the Facility shall be reduced to zero.

         4.9 Indemnification. In the event that the Borrower shall at any time repay or prepay any principal of the Advance on a date other than the last day of the Interest Period with respect thereto, whether such repayment or prepayment is pursuant to Clause 4 hereof, as a result of acceleration or otherwise the Borrower shall, within five (5) days of demand by the Bank accompanied by calculations in reasonable detail pay to the Bank any amounts required to compensate the Bank for any and all losses, costs and expenses of the Bank in respect of the Borrower's payment or prepayment on the date of such payment, including, but not limited to, compensation relating to liquidation or re-employment of deposits or other funds acquired by the Bank to maintain the Advance. Such compensation may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the then current

Interest Period for the Advance at the applicable rate of interest for the Advance provided for herein, over (ii) the amount of interest (as reasonably determined by the Bank) which would have been paid on deposits of comparable amounts having terms comparable to such period placed with it by leading banks in the relevant market. Any calculations made by the Bank pursuant to the terms of this Clause 4.9 regarding amounts owed by the Borrower shall be conclusive and binding on the Borrower and the Bank absent manifest error.


Clause 5. CONDITIONS PRECEDENT; SECURITY.
          -------------------------------

         5.1 Documentary Conditions Precedent. The obligations of the Bank to make the Advance to the Borrower under this Agreement are subject to the condition precedent that the Bank has notified the Borrower that it has received all of the documents set out in The Second Schedule hereto in form and substance satisfactory to it.

         5.2 Further Conditions Precedent. The obligations of the Bank in respect of the making of the Advance and the commencement of each succeeding Interest Period with respect to the outstanding Advance are subject to the further conditions precedent that:

                  (a) the representations and warranties in Clause 6 hereof and all other representations in writing made by or on behalf of the Borrower or any of its Subsidiaries to the Bank in connection with this Agreement or any of the Loan Documents shall be true as of the date on which they were made and shall also be true at any time during the life of the Facility with the same effect as if made at and as of such time; and

                  (b) no event shall have occurred and be continuing, and no condition shall exist, which constitutes an Event of Default or an Unmatured Event of Default, or which following the making of the Advance, would constitute an Event of Default or an Unmatured Event of Default.

         5.3 Security; Guarantee. The Obligations shall be secured by the Security Documents, and shall be unconditionally and irrevocably guaranteed in full by the Parent pursuant to a guarantee in form and substance satisfactory to the Bank (the "Parent Guarantee").


Clause 6. REPRESENTATIONS AND WARRANTIES.
          -------------------------------

        The Borrower represents and warrants to the Bank (each such representation and warranty being deemed repeated upon the commencement of each succeeding Interest Period with respect to the Advance) that, except as set forth in the Disclosure Letter:

         6.1 Due Incorporation. Each of the Borrower and its Subsidiaries is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         6.2 Capacity. Each of the Borrower and its Subsidiaries has full power and authority to execute and deliver and to perform and observe the provisions of each of the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

         6.3 Authority and Enforceability. The execution, delivery and performance by each of the Borrower and its Subsidiaries of each of the Loan Documents to which it is a party have been duly authorised by all necessary corporate action, and do not and will not require any registration with, consent or approval of, notice to, or any action by, any Person. Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party constitutes the legal, valid and binding obligations of the Borrower or such Subsidiary, as the case may be, enforceable against it in accordance with its terms.

        6.4 Compliance with Other Instruments. The execution and delivery of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party and compliance with the terms of such Loan Documents will not (a) result in a breach of (i) any of the terms or conditions of, or result in the imposition of any lien, charge or encumbrance upon any properties of the Borrower or any of its Subsidiaries pursuant to, or constitute a default (with due notice or lapse of time or both) or result in an occurrence of an event for which any holder or holders of Indebtedness may declare the same due and payable under, any indenture, agreement, order, judgment or instrument under which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or its or their property may be bound or affected, or (ii) the Memorandum and Articles of Association or other constitutive documents of the Borrower or any of its Subsidiaries or any shareholders resolution of the Borrower or any of its Subsidiaries, or (b) violate any existing provision of law applicable to the Borrower or any of its Subsidiaries.

         6.5      Financial Statements; Solvency.

                  (a) The audited financial statements (including the profit and loss account and balance sheet) of the Borrower for the financial year ended 30 December 1995 (the "Audited Financials") and the management-prepared financial statements (including the profit and loss account and balance sheet) of the Borrower for the period ending 29 March 1997 (the "Interim Financials") have been provided to the Bank, have been prepared in accordance with GAAP (save, in the case of the Interim Financials, for year-end adjustments) and are complete and correct and give a true and fair view of the results of operations of the Borrower for the applicable period and the state of its affairs as at the applicable date and in particular accurately disclose all liabilities (actual or contingent) of the Borrower.

                  (b) Each of the Borrower and its Subsidiaries is solvent, has assets having a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become due, and has and will have access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as they become due.

         6.6 Material Adverse Change. Since the date of the Audited Financials there has been no Material Adverse Change in the assets, business, financial position or results of operations of the Borrower. A "Material Adverse Change" with respect to a Person means a change that might result in a substantial reduction in the solvency of such Person or that might result in such Person being unable to perform its obligations under this Agreement or the other Loan Documents to which it is a party.

         6.7 Litigation, etc. There are no actions, suits, arbitrations or proceedings pending, or to the best knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could have a material adverse effect on the business, properties or financial condition of the Borrower or any of its Subsidiaries, save as disclosed in the Disclosure Letter. Neither the Borrower nor any of its Subsidiaries is in violation of any applicable laws and/or regulations which could materially affect the business, properties or financial condition of the Borrower or any of its Subsidiaries nor are they, or any of them, in violation or default with respect to any order, writ, injunction, demand or decree of any court or any governmental agency or in violation or default under any indenture, agreement or other instrument under which the Borrower or any of its Subsidiaries is a party or may be bound.

         6.8 Title. Each of the Borrower and its Subsidiaries has good and marketable title to the properties and assets which it owns or leases and which are necessary to carry on the business of the Borrower and its Subsidiaries as conducted and as presently anticipated to be conducted, and none of such properties and assets is subject to any Encumbrance, except as permitted pursuant to Clause 8.1 hereof. All such properties and assets are in good condition and repair, normal wear and tear excepted, and are adequate and sufficient to carry on the business of the Borrower and its Subsidiaries as conducted and as presently anticipated to be conducted. Each lease which is material to the conduct of the business of the Borrower or any of its Subsidiaries is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder. Such leasehold interests are subject to no Encumbrance, and in each case quiet possession of the properties covered by such leases has been maintained.

         6.9 Franchises, Patents, Copyrights, etc. Each of the Borrower and its Subsidiaries possesses all franchises, patents, titles, licenses, trademarks, trade names, service marks, copyrights and all rights with respect thereto, free from restrictions, that are necessary for the ownership, maintenance and operation of their respective businesses, substantially as now conducted and as presently anticipated to be conducted, without known conflict with any rights of others.

         6.10 Indebtedness. Neither the Borrower nor any of its Subsidiaries has any Indebtedness other than Indebtedness expressly permitted by the provisions contained in Clause 8.6 hereof.

         6.11 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Audited Financials or in the notes thereto, neither the Borrower nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for taxes due or to become due.

         6.12 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed by it pursuant to the laws, regulations or orders of each Person with taxing power over it or its assets. Each of the Borrower and its Subsidiaries has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns, or otherwise, or pursuant to any assessment received except such taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided. The charges, accruals and reserves in respect of taxes on the books of the Borrower and its Subsidiaries are sufficient to comply with GAAP. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries.

         6.13 Insurance. The Borrower has provided to the Bank a complete and correct list of all policies of theft, fire, liability, life, property and casualty and other insurance owned or held by the Borrower and each of its Subsidiaries, all of which are in effect. Such policies of insurance are maintained with internationally reputable insurance companies, funds or underwriters, are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

         6.14  Activities in Compliance with Other Instruments and Laws.

                  (a) Neither the Borrower nor any of its Subsidiaries is in violation of, and the activities of each of the Borrower and its Subsidiaries as currently conducted and as currently contemplated to be conducted do not and will not violate any provision of, its Memorandum and Articles of Association or other constitutive documents, or any resolution of its shareholders, or any agreement or instrument to which it may be subject or by which any of them or any of its or their properties may be bound or any law, decree, order, judgment, statute, license, rule or regulation.

                  (b) Neither the Borrower nor any of its Subsidiaries is in violation of, and the activities of the Borrower and its Subsidiaries as currently conducted do not violate, any applicable environmental, zoning, land use, or health and safety law, regulation or ordinance. None of the leasehold or freehold properties of the Borrower and its Subsidiaries is being, or to the best of the knowledge (after reasonable inquiry) of the Borrower and its Subsidiaries, has been, used for the handling, processing, storage or disposal of hazardous waste or substances, pollutants, contaminants, toxic substances, oil or other chemicals controlled or regulated by applicable environmental law or regulations ("Hazardous Substances"). There have been no releases or threatened releases of Hazardous Substances on, into, or from the freehold or leasehold properties of the Borrower and its Subsidiaries.

         6.15 Subsidiaries. Attached hereto as The Third Schedule is a complete and correct list of all present Subsidiaries of the Borrower, which list shows for each

Subsidiary, its jurisdiction of incorporation, its principal business, and the number and percentage of its outstanding Shares owned of record and/or beneficially by the Borrower or one of the Subsidiaries.

         6.16 No Unmatured Events of Default or Events of Default. No Unmatured Event of Default or Event of Default has occurred and is continuing.

         6.17 Collateral. All of the Obligations will at all times from and after the execution and delivery of each of the Security Documents be entitled to all of the benefits of and be secured by each of such Security Documents in accordance with the terms thereof.

         6.18 Governmental Approvals. Neither the execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party, nor the conduct by the Borrower and its Subsidiaries of their respective activities as currently conducted and as currently contemplated to be conducted, requires the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         6.19 Disclosure. None of the representations or warranties made by the Borrower or any of its Subsidiaries in any of the Loan Documents as of the date of such representations and warranties, and none of the statements contained in each exhibit or report furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank in connection with any of the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading. There is no fact known to the Borrower which materially adversely affects, or which could in the future materially adversely affect, the financial position, business, operations, or affairs of the Borrower and its Subsidiaries taken as a whole.


Clause 7. CERTAIN AFFIRMATIVE COVENANTS.
          ------------------------------

        The Borrower covenants and agrees that, until the later of (a) the Termination Date, or (b) the date upon which all of the Obligations shall have been paid in full, the Borrower will (and to the extent applicable to any Subsidiary, will ensure like compliance by each such Subsidiary):

         7.1      Financial Statements, Reports and Inspection.

                  (a)  Furnish to the Bank:

                          (i) as soon as practicable and in any event within
                  forty-five (45) days after the end of each quarter of the Borrower's financial year beginning with the first such quarter ending immediately after the date hereof, management accounts of the Borrower in respect of such quarter (comprising its balance sheet and profit and loss account) showing the results of the operations of the Borrower during such quarter and during the period from the commencement of the then current financial year to the end of such quarter;

                          (ii) as soon as they become available and in any event
                  within ninety (90) days after the close of each of the Borrower's financial years, audited balance sheets of the Borrower as at the end of such financial year and the audited profit and loss account of the Borrower for the period then ended, which shall (A) accurately disclose all of the Borrower's liabilities (actual or contingent), (B) be prepared in accordance with GAAP and be certified without qualification by a firm of independent chartered accountants of recognised international standing and (C) give a true and fair view of the results of operations and the state of affairs of the Borrower; and

                          (iii) promptly after the sending or filing thereof,
                  copies the statutory accounts of the Borrower as and when filed with Companies House; and

                  (b) Furnish, promptly upon the request of the Bank, such other information with respect to the business, affairs or condition (financial or otherwise) of the Borrower as the Bank may reasonably request.

         7.2 Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurers with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

         7.3 Inspection of Properties and Books. Permit and cause the Subsidiaries to permit the Bank, or any of its designated representatives, on reasonable prior written notice, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and take extracts therefrom), to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers.

         7.4 Compliance with Laws, Contracts, Licenses, and Permits. Comply and cause each of its Subsidiaries to comply with (a) the applicable laws and regulations wherever its business is conducted, (b) the provisions of its Memorandum and Articles of Association or other constitutive documents, as the case may be, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable laws, decrees, orders and judgments. If at any time while the Advance is outstanding any authorisation, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or be required in order that the Borrower or any of its Subsidiaries may fulfil any of their respective obligations hereunder and under the Loan Documents, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower and its Subsidiaries to obtain such authorisation, consent, approval, permit or license and furnish the Bank with evidence thereof.

        7.5 Notice of Default, etc. Promptly give notice in writing to the Bank, in each case upon the Borrower's becoming aware of the same, of (a) the occurrence of any Event of Default or any continuing Unmatured Event of Default under this Agreement, (b) any technical, legal or administrative event (including without limitation, actual or threatened litigation) which has occurred or is likely to occur and which may materially prejudice the financial or economic situation of the Borrower or any of its Subsidiaries, (c) the occurrence of any event which could materially adversely affect the rights of the Bank under, or the ability of the Borrower or any of its Subsidiaries to perform its respective obligations under, the Loan Documents, (d) any set off, withholding or other claim or dispute affecting any of the collateral in any material respect, (e) any litigation or proceedings threatened in writing or any pending litigation or proceedings affecting, or involving as a party or potential party thereto, the Borrower or any of its Subsidiaries and that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and
(f) any judgement, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of (pound)150,000.

         7.6 Maintenance of Existence, Licenses and Properties. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, and all of its properties, assets, rights, licenses, consents, privileges and franchises necessary or desirable in the normal conduct of its business.

         7.7  Expenses.  Promptly pay:

                  (a) all reasonable out-of-pocket expenses of the Bank (including, but not limited to, reasonable fees and disbursements of the Bank's counsel as well as those fees and disbursements arising in connection with appraisals and environmental site assessments) together with any applicable VAT, incident to the preparation, execution and delivery of the Loan Documents (other than the Parent Loan Agreement), any amendments or waivers to any of the Loan Documents (other than the Parent Loan Agreement), the protection of the rights of the Bank under the Loan Documents and the enforcement of the Obligations, whether by judicial proceedings or otherwise; and

                  (b) all stamp, registration and other taxes and fees (including VAT) to which this Agreement and/or any other Loan Document (other than the Parent Loan Agreement) or any judgment given in connection herewith or therewith is or at any time may be subject and shall, from time to time on demand of the Bank, indemnify the Bank, against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

The obligations of the Borrower under this Clause 7.7 shall survive the repayment of the Advance.

         7.8 Financial Records. Keep, and cause each of the Subsidiaries at all times to keep, books of record and accounts in which proper entries will be made of its financial transactions in accordance with GAAP.

         7.9 Taxes. Pay and cause each of the Subsidiaries to pay, all taxes or other assessments or governmental charges or levies imposed upon it or upon its income or profits or upon property belonging to it prior to the time when any penalties or interest accrue with respect thereto, unless, in any such case, the same is being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established and is maintained in accordance with GAAP.

        7.10 Conduct of Business. Continue and cause each of the Subsidiaries to continue to engage primarily in its business as presently conducted and as presently anticipated to be conducted as of the date hereof and to carry on its business in an efficient manner.

         7.11 Use of Proceeds. Use the Advance made available hereunder solely for the purposes set forth in Clause 1.3. No portion of the Advance shall be used in any way which infringes Section 151 of the Companies Act 1985 or any law of any other relevant jurisdiction which restricts the incurring of indebtedness and/or the creation of security by the Borrower or its Subsidiaries in connection with the acquisition, directly or indirectly, of ownership or control of the Borrower or its Subsidiaries. Without affecting the obligations of the Borrower in any way, the Bank shall not be bound to monitor or verify the application of any portion of the Advance.

         7.12 Delivery of Landlord's Lien Waiver. Cause the Parent to deliver to the Bank no later than ten (10) Business Days after the date of this Agreement a lien waiver letter executed by the lessor of the Parent's leased premises in Westford, Massachusetts in form and substance satisfactory to the Bank.

         7.13 Further Assurances. At any time or from time to time execute and deliver and cause each of the Subsidiaries to execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank, further and more perfectly to effect the purposes of the Loan Documents, including without limitation, such further Security Documents and documents evidencing good and marketable title with respect to the properties and assets of the Borrower and its Subsidiaries now owned or acquired after the date hereof.


Clause 8. CERTAIN NEGATIVE COVENANTS.
          ---------------------------

        The Borrower covenants and agrees that, until the later of (a) the Termination Date, or (b) the date upon which all of the Obligations shall have been paid in full, the Borrower will not (and to the extent applicable to any Subsidiary, will ensure that each such Subsidiary will not):

         8.1 Encumbrances. Create, incur, assume or suffer to exist, or permit any of the Subsidiaries to create, incur, assume or suffer to exist, any Encumbrance of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

                  (a) easements, rights of way, restrictions and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of business of the Borrower or any of its Subsidiaries, nor materially and adversely affecting the value of the properties so encumbered;

                  (b) Encumbrances in favour of the Bank under the Loan
         Documents;

                  (c) Encumbrances arising by operation of law in the ordinary course of trading over property other than land and securing amounts not more than 60 days overdue;

                  (d) presently existing Encumbrances described in The Fourth Schedule hereto;

                  (e) Encumbrances the creation of which the Bank has given its prior written consent;

                  (f) Encumbrances securing Indebtedness permitted by clause 8.6 hereof the aggregate principal amount of which does not exceed the Sterling Equivalent of US $100,000; and

                  (g) Encumbrances consisting of equipment finance leases and hire purchase arrangements permitted by clause 8.6(e).

         8.2 Distributions. Make, or permit any of the Subsidiaries to make, without the approval of the Bank, any Distribution, except (i) Distributions by any Subsidiary to the Borrower, and (ii) Distributions by the Borrower to the Parent or Holdings.

         8.3 Transactions with Affiliates. Engage, or permit any of the Subsidiaries to engage, in any transaction with any Affiliate on terms more favourable to the Affiliate than would have been obtainable on an arms length basis in the ordinary course of business, or make, or permit any of its Subsidiaries to make, any Restricted Payment other than Restricted Payments which constitute reasonable compensation for services actually rendered.

         8.4 Sale of Assets. Sell, or permit any of the Subsidiaries to sell, lease, abandon or otherwise dispose of, directly or indirectly, all or any of its assets, except in the ordinary course of business at fair value or in respect of obsolete assets, provided that the value of such obsolete assets does not in the aggregate exceed (pound)250,000 in any financial year of the Borrower.

         8.5 Acquisition or Merger. Acquire the business of any Person, or permit any of the Subsidiaries to acquire the business of any Person, or consolidate or merge, or permit any of the Subsidiaries to consolidate or merge, its business with or into any Person; provided, however, that the Borrower, or any Subsidiary of the Borrower may consolidate or merge its business into the Parent.

         8.6 Indebtedness. Incur or permit to exist or remain outstanding, or permit any of the Subsidiaries to incur or permit to exist or remain outstanding, any Indebtedness, other than:

                  (a) Indebtedness of the Borrower to the Bank pursuant to the Loan Documents;

                  (b) Indebtedness in respect of taxes, assessments, governmental charges and liabilities under statutory severance indemnities, to the extent that payment thereof is not yet due or to the extent that the same is being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established and is maintained in accordance with GAAP;

                  (c) Indebtedness in respect of outstanding obligations as described on The Fifth Schedule hereto;

                  (d) Indebtedness of any member of the Affiliate Group to the Borrower or of the Borrower to any member of the Affiliate Group in respect of intercompany loans;

                  (e) Indebtedness of any of the Borrower or its Subsidiaries under equipment finance leases and hire purchase arrangements, provided that the aggregate amount of such Indebtedness under this Clause 8.6(e) shall not exceed at any time (pound)500,000;

                  (f) Indebtedness incurred in the ordinary course of business and not incurred through the borrowing of money or obtaining of credit except credit on an open account customarily extended;

                  (g) Indebtedness of the Borrower or any Subsidiary of the Borrower, to the Parent; and

                  (h) Indebtedness not otherwise permitted by this Clause 8.6 in an aggregate principal amount not to exceed at any time the Sterling Equivalent of US $100,000.

         8.7 Subsidiaries; Limitation on Issuance of Share Capital. Create, directly or indirectly, or permit the Subsidiaries to create, directly or indirectly, any additional Subsidiaries, or issue, sell, transfer or otherwise dispose of or permit any of its Subsidiaries to issue, sell, transfer or otherwise dispose of, any of its share capital (or any option or right to acquire its share capital).

         8.8 Change in Terms and Payment of Indebtedness. Effect or permit, or permit any of the Subsidiaries to effect or permit, any material change in or material amendment to the terms of any Indebtedness, or make, directly or indirectly, any payment of principal or interest or other amount attributable to any Indebtedness, except as permitted by the terms of the Loan Documents and as specifically permitted herein, and except for changes in the ordinary course of trading in the terms of Indebtedness permitted under Clause 8.6(f) so long as such changes shall not contravene, or cause any of the Borrower and the Subsidiaries to contravene, the other terms of this Agreement.

         8.9 Investments. Make, or permit any of the Subsidiaries to make, any investments, except investments consisting of (a) certificates of deposit, bankers' acceptances, and time and demand deposits of any bank having capital and unimpaired surplus the Sterling Equivalent of which is in excess of (pound)250,000,000; (b) marketable direct obligations issued by the United Kingdom or the United States of America that mature within twelve (12) months from the date of purchase thereof; or (c) any investment product offered by the Bank.

Clause 9.  EVENTS OF DEFAULT; ACCELERATION.
           --------------------------------

        9.1  Events of Default.  If any of the following events shall occur:

                  (a) the Borrower shall fail to pay when due (i) any amount of principal of, or interest on, the Advance, or (ii) any other amount payable hereunder when the same becomes due; provided that the accidental failure to pay interest or principal on the date due for payment shall not be an Event of Default so long as the amount due is paid on the next succeeding Business Day; or

                  (b) the Borrower or any of its Subsidiaries shall fail to comply with any of its covenants contained in Clauses 7 and 8; or

                  (c) the Borrower or any of its Subsidiaries shall fail to comply with any term, covenant or agreement contained in this Agreement (other than those specified in (a) or (b) above) or any member of the Affiliate Group fails to comply with any term, covenant or agreement contained in any of the other Loan Documents and such failure continues for fifteen (15) days after written notice of such failure has been given to such Person by the Bank; or

                  (d) any representation or warranty made by any member of the Affiliated Group herein, in any of the Loan Documents, or in any writing delivered or furnished pursuant to this Agreement, or otherwise in connection with the transactions contemplated hereby or any report, certificate, or financial statement furnished in connection with this Agreement, shall prove to have been false or incorrect in any material respect when made, repeated, or deemed made; or

                  (e) the Borrower or any of its Subsidiaries shall fail (i) to pay any Indebtedness of the Borrower or such Subsidiary, as the case may be, other than Indebtedness not exceeding (pound)500,000 or the Sterling Equivalent thereof in the aggregate at any time, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

                  (f) any Event of Default under and as defined in the Parent Loan Agreement or any of the Loan Documents (as defined in the Parent Loan Agreement) shall have occurred and be continuing;

                  (g) any member of the Affiliate Group is unable to pay its debts as they fall due within the meaning of Section 123 of the Borrowing Act 1986 (as that section may be amended by order of Section 416 of the Insolvency Act

         1986) or admits its inability to pay its debts as they fall due, or suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness, or it begins negotiations with one or more of its creditors with a view to avoiding, or in the expectation of, insolvency; or

                  (h) any petition is presented or meeting is convened with a view to a general composition, assignment or arrangement with all or any class of creditors of any member of the Affiliate Group, or any similar or analogous proceedings in any other country with respect to any member of the Affiliate Group, or a meeting of any member of the Affiliate Group is convened for the purpose of considering any resolution for its winding-up or for its administration or any such resolution is passed, or any Person presents a petition for the winding-up or for the administration of any member of the Affiliate Group, or an order for the winding-up or administration of any member of the Affiliate Group is made, or any other legal process is commenced with a view to the rehabilitation, administration, liquidation, bankruptcy, winding-up or dissolution of any member of the Affiliate Group or to any other insolvency proceedings involving any member of the Affiliate Group and, in the case of a petition or legal process (other than a petition for the administration of a member of the Affiliate Group) instituted by a Person who is not a member of the Affiliate Group, such petition or legal process has not been dismissed within ten (10) days (other than while the relevant member of the Affiliate Group is solvent and the petition is for the purposes of a reconstruction on terms previously approved in writing by the Bank); or

                  (i) any liquidator, receiver, administrative receiver, administrator, trustee or the like is appointed in respect of any member of the Affiliate Group or of the whole or a substantial part of its assets, or one or more directors of any member of the Affiliate Group requests the appointment of any such Persons, or any attachment, sequestration, distress or execution affects all or substantially all of the assets of a member of Affiliate Group and is not discharged or stayed within ten (10) days; or

                  (j) any final judgment, any security measures granted or any execution actions (attachments) initiated against any member of the Affiliate Group remains unsatisfied for more than ten (10) days after the Borrower or any member of the Affiliate Group shall have received notice thereof; or

                  (k) a Material Adverse Change in the business or financial condition of any member of the Affiliate Group shall have occurred at any time after the date hereof; or

                  (l) the Parent shall at any time beneficially own less than one hundred percent (100%) of the issued share capital of Holdings, or Holdings shall at any time beneficially own less than one hundred percent (100%) of the issued share capital of the Borrower; or

                  (m) this Agreement or any other Loan Document shall be cancelled, terminated, revoked or rescinded by the Borrower or the Parent party thereto

         (otherwise than in accordance with the terms thereof) for any reason whatsoever;

         THEN, or at any time thereafter while such event shall be continuing:

         (1) where the Borrower or any of its Subsidiaries is in default under the provisions of Clauses 9.1(g), (h) or (i), the entire unpaid principal amount of the Advance, all interest accrued and unpaid thereon, and all fees and other amounts payable hereunder shall automatically become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; and

         (2) in any case referred to in this Clause 9.1 other than in Clauses 9.1(g), (h) or (i), the Bank may, by written notice to the Borrower, declare all or part of the unpaid principal amount of the Advance, all interest accrued and unpaid thereon, and all fees and other Obligations to be forthwith due and payable, whereupon the same shall become immediately due and payable, or the Bank may by written notice to the Borrower declare the same to be due and payable upon demand, whereupon the same shall become due and payable forthwith on demand.

         9.2 Remedies Not Exclusive. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.


Clause 10.  SETOFF.
            -------

         Regardless of the adequacy of any collateral for the Obligations, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Bank to the Borrower or any of its Subsidiaries and any securities or other property of the Borrower or any of its Subsidiaries in the possession of the Bank may be applied to or set off against the payment of the Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or such Subsidiary, as the case may be, to the Bank.


Clause 11.  MISCELLANEOUS.
            --------------

         11.1 Consents, Amendments, Waivers, etc. Any consent or approval required or permitted by this Agreement to be given by the Bank may be given, and any term of this Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Agreement, the other Loan Documents or such other instrument or the continuance of any Unmatured Event of Default or Event of Default may be waived (either generally or in a particular instance, either retroactively or prospectively and either with or without condition) with, but only with, the written consent of the Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

         11.2  Assignment and Novation.

                  (a) This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

                  (b) The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

                  (c) The Bank may at any time with the prior written consent of the Borrower sell, assign, grant participations in or transfer all or part of its rights and benefits hereunder to any other person which is a Qualifying Bank; provided, that each assignment shall be in an amount that is a whole multiple of (pound)1,000,000. The Bank may disclose on a confidential basis to any actual or potential transferee or to any Person approved by the Borrower who may otherwise enter into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall reasonably consider appropriate in connection therewith.

         11.3  Notices.

                  (a) Any notice, demand or communication made or given hereunder by one Person to another pursuant to this Agreement shall be in writing and shall be made or delivered to that other Person at the address listed in subclause (b) below and shall be deemed to have been made or delivered when despatched and the appropriate answerback received (in the case of any communication made by facsimile transmission), when left at that address (in the case of any letter sent by hand or courier service), or two Business Days after being deposited in the post, first class postage prepaid, in an envelope addressed to it at that address (in the case of any letter sent by post).

                  (b) Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

         If to the Borrower at:            GenRad Limited
                                           Orion Business Park
                                           Bird Hall Lane
                                           Cheadle Heath
                                           Stockport   SK3 0XG
                                           Attention: Lisa Hooley
                                           Telephone no.: 0161 491 9191
                                           Telecopy no.:  0161 492 9292

         If to the Bank at:                BankBoston, N.A., London Branch
                                           39 Victoria Street
                                           London SW1H OED
                                           Attention: Veronica Houghton
                                           Telephone no.: 0171 932 9250
                                           Telecopy no. 0171 932 9364

        11.4  Governing Law; Place of Jurisdiction.

                  (a) This Agreement shall be governed by, and shall be construed in accordance with, the laws of England.

                  (b) For the benefit of the Bank, the Borrower irrevocably agrees that:

                          (i) the courts of England are to have jurisdiction to
                  settle any disputes which may arise in connection with the legal relationships established by this Agreement or otherwise arising in connection with this Agreement, and the Borrower irrevocably submits to the jurisdiction of such courts; and

                          (ii) this provision shall not limit the rights of the
                  Bank to take proceedings in any other court of competent jurisdiction.

        11.5 Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

        11.6 Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one Agreement.

        11.7 Entire Agreement. This Agreement together with all Amendments, Exhibits and Schedules hereto, expresses the entire understanding of the parties, with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, orally or in writing, except as provided in Clause 11.1 hereof.

                               The First Schedule
                               ------------------

                         Calculation of Additional Cost
                         ------------------------------


The formula referred to in the definition of Additional Cost is the following:

                  R = AB + C (B - E) + D (B - F) % per annum
                                100 - (A + D)

Where:

R        is the rate per annum being calculated;

A is the cash ratio level which the relevant Bank is required to maintain with the Bank of England, expressed as a percentage of eligible liabilities;

B is the average (rounded upward to the nearest whole multiple of one-sixteenth of one per cent (1/16%) if such average is not already such a multiple) of the rates per annum at which Sterling deposits in an amount corresponding to the Advance (or relevant portion thereof) are offered by prime banks in the London Interbank Sterling Market to the relevant Bank at or about 11.00 a.m., London time, on the first day of the Relevant Period (as defined below) for a period equal to the Relevant Period;

C is the level of eligible liabilities which (as a result of the requirements the Bank of England) the Bank maintains as secured money with members of the London Discount Market Association ("LDMA") or in certain marketable or callable securities approved by the Bank of England, which percentage shall (in the absence; of evidence that any other figure is appropriate) be conclusively presumed to be five percent (5%);

D is the level of special deposits which the relevant Bank is for the time being required to maintain with the Bank of England, expressed as a percentage of eligible liabilities;

E is the lower of B and the rate per annum at which members of the LDMA bid for Sterling deposits from the relevant Bank for the Relevant Period at or about 11.00 a.m. on the first day of the Relevant Period; and

F is the lower of B and the rate per annum currently payable by the Bank of England to the relevant Bank on any special deposits.

Provided that if the relevant Bank is not being offered Sterling deposits as aforesaid, the rate for the purpose of calculating the Additional Cost for that Relevant Period shall be determined by reference to the cost to the relevant Bank of obtaining Sterling deposits in an amount corresponding to such Bank's portion of the Advance from such sources as it may reasonably select for such Relevant Period.

For the purpose of this Schedule, "Relevant Period" means, during any period for which an interest rate is to be calculated, such period. "Eligible Liabilities" and "Special Deposits" shall have the meaning given to these terms from time to time by the Bank of England.

In the event of any change in circumstances (including the imposition of alternative or additional official requirement, whether or not having the force of law) which, in the reasonable opinion of the relevant Bank renders the above formula inapplicable, the relevant Bank (after consultation, if practicable, with the Borrower) shall notify the Borrower of the manner in which the Additional Cost shall be determined thereafter and, if appropriate, substitute a new formula for that set out above.

In application of the above formula, A, B, C, D, E and F will be included in the formula as figures and not as percentages, e.g. if A is 0.5 percent and B is 12 percent, AB will be calculated as 0.5 x 12 and not as 0.5 percent x 12 percent.

                               The Second Schedule
                               -------------------

                 Documentary Conditions Precedent To The Advance
                 -----------------------------------------------

Conditions Precedent to First Advance. The obligations of the Bank to make the Advance to the Borrower are subject to the satisfaction of the following conditions:

1.       Delivery of Corporate Documents and Certificates

         (a) A duly certified copy of the Memorandum and Articles of Association and the Certificate of Incorporation and any Certificate of Incorporation on Change of Name of the Borrower.

         (b) A duly certified copy of the Certificate of Incorporation (or other charter documents) and bylaws of the Parent.

         (c) Resolutions of the board of directors of the Borrower and the Parent (i) approving the terms of, and the transactions contemplated by, this Agreement and the other Loan Documents to which any of them is or is to become a party, and (ii) authorising a specified person or persons to:

                  (A) execute this Agreement and the Loan Documents to be executed by any of them; and

                  (B) give all notices, requests, instructions, certificates and other documents to the Bank under the Loan Documents to be executed by any of them.

         (d) A specimen of the signature of each person, authorised by the resolution or extract referred to in paragraphs 1(c)(A) and 1(c)(B) above, on which the Bank is entitled to rely conclusively.

         (e) A Perfection Certificate from the Parent, duly signed by an authorised officer.

2. Delivery of Security Documents. The Borrower, each of its Subsidiaries and the Parent shall have delivered to the Bank the Security Documents set forth opposite its name below, each duly executed, in form and substance satisfactory to the Bank, and accompanied by all schedules and exhibits required by the terms of each such Security Document:

         Company                             Security Documents
         -------                             ------------------

         Parent                              (a)  Parent Guarantee

                                             (b)  Security Agreement

                                             (c)  UCC-1 financing
                                                  statements naming
                                                  the Bank as Secured

                                                  Party and the Parent
                                                  as Debtor


3.       Delivery of Other Documents
         ---------------------------

         (a) A copy of any other resolution, authorisation, approval, consent, licence, notarisation, filing, recording, certificate or other document which the Bank considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Loan Document or for the validity and enforceability of any Loan Document or for the perfection of any security interest created pursuant to any of the Security Documents.

         (b) Evidence of company searches in England and Wales and any other jurisdiction in which the collateral is located showing the absence of any Encumbrances on any assets of any of the Borrower and its Subsidiaries.

         (c)      The Disclosure Letter.

4.       Delivery of Legal Opinions.
         ---------------------------

         Legal opinion of Nutter, McClennen & Fish LLP, counsel for the Parent addressed to the Bank, in form and substance satisfactory to the Bank.

                               The Third Schedule
                               ------------------

                                  Subsidiaries
                                  ------------


                                      None

                               The Fourth Schedule
                               -------------------

                         Presently Existing Encumbrances
                         -------------------------------


                     GenRad Limited (pound sterling)
                     --------------
Company               Description            Value                Total Value            Balance
-------               -----------            -----                -----------            -------
GVD Finance           Slplace 80S15          45160.00 Qtrly       541920.00              270960.00
BT Contract rentals   Telephone System        4492.27 Qtrly        89845.40               76368.59
BT Contract rentals   Telephone System        5179.87 Qtrly        98417.53               88057.79
                                                                  --------------------------------
                                             Total Costs          730182.93              435386.38
                                                                  ================================

                               The Fifth Schedule
                               ------------------

                         Presently Existing Indebtedness
                         -------------------------------



                                      None

                               The Sixth Schedule
                               ------------------

DX 2205 Portsmouth
FAX: (01705) 862831

                                                   ===========
                                                   BOLITHO WAY
                                                   ===========

                                                   SOLICITORS

                                                   13/18 KING'S TERRACE
                                                   PORTSMOUTH PO5 3AL
                                                   Telephone: (01705) 820747
                                                   International +44 1705 820747

Your ref:

Our ref: DJG.AH

Bingham Dana Gould LLP
39 Victoria Street
London SW1H OEE                                                     26 June 1997

For the attention of Mr. Wenniger


Dear Sirs

Re: GENRAD LIMITED FACILITY AGREEMENT
-------------------------------------

     We refer to the Facility Agreement to be entered into by our client GenRad Limited and your client BankBoston NA London Branch. This letter is to be the Disclosure Letter referred to at clause 1.1 and the Sixth Schedule of the Facility Agreement.

     GenRad Limited is a Defendant to an action brought by Firmview Associates Limited ("Firmview") in the High Court of England and Wales bearing name and number Firmview Associates Limited-v-GenRad Limited 1997 F No. 141. Firmview claims that it is entitled to unpaid fees and damages for breach of a contract for services that subsisted between Firmview and GenRad Limited. Firmview claims:

    (a) the balance due or alternatively damages for wrongful termination of (pound sterling)150,523.21 plus interest

    (b) further unspecified sums in respect of payments that it is alleged would have been made pursuant to GenRad Inc.'s incentive compensation plan.
        It is estimated that under this head of claim Firmview claims in the order of (pound sterling) 88,000 plus interest

   (c)  the costs of the proceedings.


     GenRad Limited is defending the action on the ground that the contract for services was terminated as a result of a breach of breaches of the contract for services for Firmview entitling GenRad Limited to so terminate.

     A Defence has been served in the action. Discovery and inspection has not yet taken place. GenRad Limited is seeking an order for security for costs against Firmview.

    BOLITHO WAY                                           Continuation Sheet
--------------------------------------------------------------------------------

     Firmview has intimated that if successful in this action a further claim will be brought by Firmview or Mr. William Drummond Duncan ("Mr. Duncan") (the moving force behind Firmview) or both of them, against GenRad Limited or GenRad Inc., or both of them, for the loss suffered as a result of GenRad Inc.'s refusal to permit Mr. Duncan to exercise stock options under GenRad Inc.'s stock option plan or plans. Firmview and Mr. Duncan assert that the losses in respect of the refusal to permit the exercise of stock options are in the order of $US 1,175,000.00. Such a claim would be defended by GenRad Inc. or GenRad Limited, or both, as appropriate, upon the basis that the options were not exercisable because the contract for services between GenRad Limited and Firmview was terminated for cause.



                                Yours faithfully



                                   BOLITHO WAY
                                   -----------

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by or on behalf of the parties on the day and year first written above.



SIGNED by                                    )   /s/ Walter A. Shephard
for and on behalf                            )   ----------------------
of GENRAD                                    )   Director
LIMITED in the                               )
presence of:                                 )


Witness Signature:    /s/ Louise Eastman


Name:                 Louise Eastman


Address:              39 Victoria Street
                      London SW1H OEE

Occupation:           Legal Secretary


SIGNED by                                    )
for and on behalf of                         )   Robert White
BANKBOSTON, N.A.,                            )   -----------------------
LONDON BRANCH, in the                        )   Authorised Signatory
presence of:                                 )


Witness Signature:   /s/ Ian M. Wenniger


Name:                Ian M. Wenniger


Address:             39 Victoria Street
                     London SW1H OEE

Occupation           American Lawyer